UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

February 18, 2009 (February 12, 2009)

Date of Report (Date of earliest event reported)

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

380 Madison Avenue
New York, New York		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 588-4000.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alasdair Haynes Separation Agreement

On February 12, 2009, Investment Technology Group, Inc. (the “Company”) and Alasdair Haynes entered into a separation agreement (the “Separation Agreement”) pursuant to which they mutually agreed that, effective May 6, 2009 (the “Separation Date”), Mr. Haynes’ employment with the Company will terminate and Mr. Haynes, on or before such time, will resign from all of his positions with the Company and its subsidiaries.  In consideration for Mr. Haynes’ execution of the Separation Agreement and agreement to certain restrictive covenants described below, the Company will pay Mr. Haynes the “Separation Payment and Benefits” set forth below.

Separation Payment and Benefits.  Pursuant to the Separation Agreement, Mr. Haynes will continue to receive his current base salary and medical and pension benefits until the Separation Date.  In addition, Mr. Haynes will receive the following payments totaling One Million Three Hundred Twenty Eight Thousand Eight Hundred Pounds (£1,328,800) (less statutory deductions described in the Separation Agreement): (i) a lump sum payment of Three Hundred Ninety Four Thousand Three Hundred Pounds (£394,300) within 30 days of receipt by the Company of the signed Separation Agreement from Mr. Haynes, (ii) Two Hundred Eighty Two Thousand Eight Hundred Thirty Three Pounds (£282,833) to be paid in three equal monthly installments beginning within thirty (30) days of the Company’s receipt of the signed Separation Agreement from Mr. Haynes and (iii) Six Hundred Fifty One Thousand Six Hundred Sixty Seven Pounds (£651,667) to be paid in equal monthly installments over the 6-month period beginning June 11, 2009. Mr. Haynes will also receive restricted stock units on March 13, 2009 with a value of Three Hundred Eighty Nine Thousand Pounds (£389,000) which will vest over a 3-year period. Starting on the Separation Date, Mr. Haynes will continue to be covered under the Company’s group health plan until the earlier of the expiration of the 9-month period following the Separation Date and the date on which Mr. Haynes commences full-time employment at another firm.  In addition, the Company will continue to make pension payments at the rate of 15% of his base salary for the 9-month period following the Separation Date.

All outstanding (i) unvested restricted stock units and (ii) stock options held by Mr. Haynes that are not vested and exercisable as of the Separation Date will be forfeited and automatically terminated on the Separation Date.  All stock options that will be vested as of the Separation Date were amended to remain exercisable until August 1, 2010.

Restrictive Covenants.  The Separation Agreement provides that, in addition to Mr. Haynes being bound by the Company’s standard confidentiality covenants, Mr. Haynes cannot (i) engage or participate in any business or company until the Separation Date, (ii) engage, participate or be interested in any business, entity or endeavor with certain competitors for the 9-month period following the Separation Date, (iii) during the 6-month period following the Separation Date, solicit (A) any former or existing clients of the Company for which Mr. Haynes provided services or for which he had significant responsibility during the two years prior to the Separation Date or (B) any person or entity that becomes a client of the Company during the one year period following the Separation Date and for which Mr. Haynes participated in a proposal to provide services during the two years prior to the Separation Date, or (iv) until February 12, 2012, solicit any employee, contractor or consultant of the Company or any person who was an employee, contractor or consultant of the Company during Mr. Haynes’ employment with the Company (other than employees subject to a reduction in force), to terminate their employment or relationship with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

Dated: February 18, 2009	By:	/s/ P. Mats Goebels
P. Mats Goebels
Managing Director, General Counsel and
Duly Authorized Signatory of Registrant